Exhibit 3.14

CERTIFICATE OF LIMITED PARTNERSHIP

OF

IPG HOLDINGS LP

This Certificate of Limited Partnership of IPG Holdings LP (the “Partnership”), dated as of November 19, 1997, has been duly executed and is being filed by the undersigned in accordance with the provisions of 6 Del.C. §17-201 and §17-204, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del.C. § 17-101, et seq.)

1. Name. The name of the limited partnership formed hereby is IPG Holdings LP.

2. Registered Office. The address of the registered office of the Partnership in the State of Delaware is c/o RL&F Service Corp., One Rodney Square, Tenth Floor, Tenth and King Streets, Wilmington, New Castle County, Delaware 19801.

3. Registered Agent. The name and address of the registered agent for the Partnership in the State of Delaware are RL&F Service Corp., One Rodney Square, Tenth Floor, Tenth and King Streets, Wilmington, New Castle County, Delaware 19801.

4. General Partner. The name and mailing address of the sole general partner of the partnership are:

Name	Address

Intertape Polymer Inc.	110E Montee de Liesse
Saint-Laurent, Quebec
Canada H4T 1N4

IN WITNESS WHEREOF, the undersigned General Partner has duly executed this Certificate of Limited Partnership as of the day and year first stated above.

INTERTAPE POLYMER INC.,

By:	/s/ Andrew Archibald
Name: Andrew Archibald
Title: Vice President - Finance